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Exhibit 99.1

FOR IMMEDIATE RELEASE:	December 18, 2002
CONTACT:	Charles W. Sandefur, CFO Archon Corporation 702-732-9120 ext. 229

ARCHON CORPORATION ANNOUNCES INCREASE IN
PREFERRED SHARE REPURCHASE PROGRAM

        Las Vegas, Nevada, December 18, 2002,—Archon Corporation (OTCBB: AHRN) announced that its Board of Directors has approved an increase of an additional $1 million in Archon's preferred stock repurchase program. Prior to this increase, the Board of Directors had authorized the repurchase of preferred stock using up to $1,500,000. Under the repurchase program, since December 2000 Archon has repurchased an aggregate of 674,177 shares of its preferred stock at an aggregate cost of $1,003,307. With the increased authorization, $1,496,693 remains available for use in the program. Repurchases under the program may be made from time to time in the open market at prevailing prices as well as in privately negotiated transactions. The repurchased shares of preferred stock will be retired.

        Archon Corporation operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns property in Las Vegas for possible future development and two investment properties.

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  Exhibit 99.1